Rand Capital Signs Agreement for Sale of Its Largest Portfolio Company, Gemcor

Expects Cash Proceeds From Transaction of Approximately $14 Million

BUFFALO, NY -- (Marketwired - January 05, 2016) - Rand Capital Corporation (NASDAQ: RAND) ("Rand"), a business development company that makes venture capital and private equity investments in companies with emerging products, service or technology concepts, announced today that its wholly-owned subsidiary, Rand Capital SBIC, Inc., has entered into an asset purchase agreement under which it has agreed to the sale of Gemcor II, LLC ("Gemcor"). The transaction is anticipated to close in the first quarter of 2016, subject to all customary approvals and closing conditions.

Rand owns 31.25% of Gemcor, a Buffalo-area based, global leader in the development and manufacture of automated fastening systems used by virtually every airframe manufacturer throughout the world. Rand made its initial investment in Gemcor in 2004. Its equity cost basis is currently $625,000 and it expects to receive gross cash proceeds of approximately $14 million upon the completion of the Gemcor sale. At September 30, 2015, Gemcor represented approximately 27% of Rand's total portfolio, with a fair value of $9.8 million.

Allen ("Pete") F. Grum, President and Chief Executive Officer of Rand Capital, stated, "We were instrumental in supporting the Gemcor management team's success, both financially and as Directors and owners of the business. Under Bill Mangus and Tony Goddard's leadership, Gemcor has grown revenue over five times, delivered strong profits and measurably expanded its team. We believe Gemcor will be in a very strong position for continued growth based on the potential sales synergies to be gained with the prospective new owner, as well as the greater amount of financial resources that will be available to them."

He concluded, "The 10-year compound annual growth rate of Rand's net asset value was 12.8% at the end of the 2015 third quarter. We believe the success of our Gemcor investment further demonstrates our ability to identify and support opportunities that translate into growing shareholder value. We plan to put the proceeds from the sale back to work by investing in emerging growth companies with strong management teams. We are currently exploring a strong pipeline of opportunities in the venture capital market."

As of September 30, 2015, Rand's portfolio consisted of 32 businesses valued at $36.4 million.

ABOUT RAND CAPITAL

Rand Capital (NASDAQ: RAND) provides investors the ability to participate in venture capital opportunities through an investment in the Company's stock. Rand is a Business Development Company (BDC), and its wholly-owned subsidiary is licensed by the U.S. Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand focuses its investments in early or expansion stage companies with strong leadership that are bringing to market new or unique products, technologies or services that have a high potential for growth. Additional information can be found at the Company's website where it regularly posts information: www.randcapital.com.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the expected timing and completion of the Gemcor sale transaction, the expected cash proceeds of the transaction to Rand and Rand's plans for those proceeds when and if received. These statements involve known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the results expressed or implied by such statements, including general economic and business conditions, the satisfaction or performance by the parties or otherwise of all conditions to closing of the Gemcor sale, and the timing and opportunity for investments of the sale proceeds among others. Consequently, such forward looking statements should be regarded as the Corporation's current plans, estimates and beliefs. The Corporation assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Company:
Allen F. ("Pete") Grum
President and CEO
Phone: 716.853.0802
Email: pgrum@randcapital.com

Investors:
Deborah K. Pawlowski
Kei Advisors LLC
Phone: 716.843.3908
Email: dpawlowski@keiadvisors.com